Exhibit 23.1


Consent of Independent Accountants


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding uncertainties related to the adequacy of amounts accrued for estimated costs of claims related to product and process technology rights, dated September 22, 1994, on our audits of the consolidated financial statements and financial statement schedules of Micron Technology, Inc. and subsidiaries, as of September 1, 1994, and September 2, 1993, and for each of the three years in the period ended September 1, 1994.


Coopers & Lybrand L.L.P.

Boise, Idaho
February 24, 1995